NON-EXCLUSIVE NETWORK ACCESS AND USE AGREEMENT

Between

UTAH TELECOMMUNICATION OPEN

INFRASTRUCTURE AGENCY

and

ConnectedLyfe, Inc.

Dated effective as of April 2, 2010

NON-EXCLUSIVE NETWORK ACCESS AND USE AGREEMENT

This Non-Exclusive Network Access and Use Agreement (“Agreement”), is made and entered into as of the 2nd day of April, 2010 (“Effective Date”), by and between the Utah Telecommunication Open Infrastructure Agency (“UTOPIA”), an interlocal cooperative agency organized under the Interlocal Cooperation Act, Title 11, Chapter 13, Utah Code Annotated 1953, as amended, and ConnectedLyfe, Inc., a Utah corporation  (“Service Provider”).

R E C I T A L S:

A.

UTOPIA desires that residents and businesses within its Members’ boundaries have convenient and competitively priced access to high speed, broadband fiber optic services, including voice, video and high speed data transmission and Internet access.

B.

UTOPIA will construct, operate and maintain a wholesale fiber optic Ethernet network and lease capacity on the Network, as defined and described herein, to private service providers to offer a variety of competitive high-speed broadband services to residences and businesses located within the Members’ boundaries.

C.

The Network will increase competitive access to consumers of media services by building high performance fiber optic connections between service provider interconnections and the residences and businesses of Utah residents.

D.

This Agreement memorializes a long term relationship wherein UTOPIA is relying on Service Provider to actively market to potential Retail Subscribers and provide high quality Retail Services and Service Provider is relying on UTOPIA to build and operate  an advanced fiber optic network.

E.

Service Provider desires to enter into this Agreement to use the Network to provide Retail Services, on a non-exclusive basis, within the Members’ boundaries. The Parties understand that UTOPIA, at its sole discretion, may enter into agreements with other service providers and entities.

F.

UTOPIA, on the terms, covenants and conditions contained in this Agreement, is willing to grant Service Provider the right to use the Network, to provide Retail Services to Retail Subscribers.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained in this Agreement, UTOPIA and Service Provider mutually agree as follows:

ARTICLE I

DEFINITIONS

Unless the context clearly indicates otherwise, certain terms used in this Agreement shall have the meanings set forth below:

1.1

“Agreement” means this Agreement and incorporates any Exhibits, Appendices, or other attachments referenced herein.

1.2

“GRAMA” means the Utah Government Records Access and Management Act, Title 63, Chapter 2, Utah Code Ann. 1953, as amended.

1.3

“Immunity Act” means the Governmental Immunity Act of Utah, Title 63, Chapter 30d, Utah Code Ann. 1953, as amended.

1.4

“License” or “Property Access License” shall have the meaning set forth in Section 4.6.

1.5

“Member” means any participating municipality that joins UTOPIA by adopting the Interlocal Cooperation Agreement creating UTOPIA, as amended and restated from time to time,  including any municipality that joins UTOPIA after the Effective Date.  A list of UTOPIA Members, as of the date of this Agreement, and a map indicating their locations are attached to and incorporated by reference in this Agreement as Exhibit “A,” which may be updated from time to time by UTOPIA without requiring the prior approval of Service Provider.

1.6

“Network” means and includes, without limitation, all cables, collocation space, conduits, innerducts, manholes, nodes, optical fiber strands, patch panels, splices, switches, transmitters, junctions, terminals, internal power sources, access portals, battery backups, fault alarm systems, structures, shelters, poles or pole line attachments, similar equipment, business and operations support systems, and all articles of personal property owned or leased by UTOPIA in connection with its fiber optics system that is used to provide Wholesale Services, as any or all of the same may be updated, supplemented, replaced or expanded, from time to time.  Demarcation on the Network shall be defined as the Service Provider facing port on the UTOPIA provider access switch and the Retail Subscriber facing ports on the access portal installed at the Retail Subscriber premises.

1.7

“Retail Services” means the services that Service Provider offers to its Retail Subscribers over the Network, described on Exhibit “B” attached to and incorporated by reference.

1.8

“Retail Subscriber(s)” means end-user residential or business customers who are being served by Service Provider through the UTOPIA Network.

1.9

“Service Readiness Date” means the date the completion criteria set forth in the plan described in Section 4.7 are reasonably acceptable to UTOPIA.

1.10

“UTOPIA’s Asset Manager” means the entity with whom UTOPIA contracts for Network management and day-to-day operation.

1.11

 “Wholesale Services” means any transport services provided by UTOPIA to an entity.

1.12

“Wholesale Service Specifications” means the wholesale pricing schedule(s) detailed on Exhibit “C” and the service level agreements detailed on Exhibit “D.”

1.13

“Video Agreement” means that certain Video Systems Acquisition and Operations Agreement between the parties.

ARTICLE II
DESCRIPTION, TERM OF AGREEMENT

2.1

Service Provider Retail Services.  Following the Service Readiness Date, Service Provider shall use the Network to provide all Retail Services set forth in Exhibit B to the extent the Network is available to Retail Subscribers.  Nothing in this Agreement shall require Service Provider to use UTOPIA’s Network exclusively.

2.2

Term.  Unless sooner terminated as provided in ARTICLE XII, this Agreement shall have an initial term of three (3) years from the Effective Date (“Term”), and shall renew in additional one (1) year terms (“Renewal Term”) that will each commence automatically unless either party at its sole discretion elects not to renew this Agreement by providing the other party at least ninety (90) days written notice of termination prior to the expiration of the applicable term.

ARTICLE III
NETWORK

3.1

Phased Deployment.  UTOPIA has begun and will continue deploying the Network in multiple phases.  The development, design and installation of the Network shall be UTOPIA’s sole responsibility.  Any undertaking to deploy additional phases of the Network shall be at UTOPIA’s sole discretion.

3.2

Network Design.  UTOPIA, at its cost and expense, shall be solely responsible for Network design.  The Network shall be designed to deliver according to Wholesale Service Specifications.   UTOPIA will provide multiple Ethernet Network entry points.  Service Provider may, at its sole discretion, select one or redundant entry points to connect into the Network.  Service Provider, at its own expense, may offer consultation to UTOPIA on Network design regarding quality and reliability measures, but UTOPIA remains solely responsible for the Network design regardless of any such consultation.  Service Provider shall be solely responsible for its costs to meet Network entry points including, but not limited to, interconnect costs, collocation space, rack rental, power, and other interfacing costs.

3.3

Installation of Network.  Except as otherwise provided herein, UTOPIA, at its cost and expense, shall be solely responsible for the Network installation, including, without limitation, procuring rights-of-way or easements, and purchasing and installing facilities and equipment required to light and operate the Network.

3.4

Network Testing.  UTOPIA, at its cost and expense, shall test each Network segment after installation to assure Network operations conform with Wholesale Service Specifications.  Upon Service Provider’s written request, UTOPIA shall provide Service Provider a copy of the testing results.

3.5

Network Ownership.  UTOPIA shall own all Network structures, improvements and components.  This Agreement shall not confer on Service Provider any ownership or possessory interest in the Network, or any of its related facilities, equipment, easements or rights-of-way, or any other UTOPIA property.

3.6

Intellectual Property.  In designing, installing, and operating the Network, UTOPIA will not use any third party intellectual property, except under appropriate license.  In no event shall Service Provider be responsible for obtaining any intellectual property license or right from a third party to facilitate Network design, installation or operation.  However, Service Provider shall be responsible for obtaining all intellectual property licenses and rights with respect to Service Provider’s own equipment, software, and the like used in connection with the Network.

ARTICLE IV
NETWORK OPERATIONS

4.1

Network Control.  UTOPIA shall have autonomy and control over the day-to-day operation of the Network, including, but not limited to, managing the platform and functionalities available over the Network.  UTOPIA shall provide primary management and control for the Network from its network operations center.  Service Provider and UTOPIA shall cooperate with each other to coordinate service turn-ups and Retail Service deployment.  UTOPIA’s Network shall meet the Service Level Agreements specified in Exhibit “D.”

4.2

Maintenance Responsibilities.  During the Term, and any Renewal Term, UTOPIA, at its cost and expense, shall be responsible for Network maintenance.  UTOPIA shall at all times maintain the Network in good working order and repair and in a safe condition, in conformity with Service Level Agreements, Wholesale Service Specifications and all applicable laws and regulations.

4.3

Troubleshooting.  UTOPIA shall respond to Network issues in accordance with its responsibilities set forth in Sections 4.4 and 4.5.

4.4

Customer Service.  Service Provider shall maintain a call center to field all customer service inquiries from its Retail Subscribers.  Service Provider shall be responsible for addressing and rectifying customer service inquiries that do not involve the Network.  The call center shall be operated in accordance with Exhibit “E.”  UTOPIA shall maintain a call center accepting calls from Service Provider to resolve customer service inquiries involving repair, maintenance or other contact with the Network. UTOPIA shall establish procedures for tracking trouble reports and escalating resolution of inquiries as provided in Section 4.5.

4.5

Repair Timing.  UTOPIA shall restore damaged or malfunctioning portions of the Network in accordance with Exhibit “D.”  UTOPIA acknowledges the importance of uninterrupted Network operation and shall arrive at repair sites with necessary personnel, equipment and materials and restore Network services in accordance with Exhibit “D.”  To the extent repairs are required to the Network to fix damage caused by Service Provider, Service Provider shall pay the repair costs.  To the extent damage is caused by any other customer, whether for Retail Services or Network services, UTOPIA shall recover the repair expenses from the customer, and if the customer is Service Provider’s Retail Subscriber, Service Provider will assist UTOPIA in making the recovery by directly billing the Retail Subscriber for such expenses.  UTOPIA may also directly bill Service Provider’s Retail Subscribers for any such damages.

4.6

Customer Connection to Network.  UTOPIA shall provide Wholesale services to Service Provider to enable Service Provider to connect its Retail Subscribers to the Network.  Prior to providing Retail Services to a business Retail Subscriber, Service Provider shall obtain from such business Retail Subscribers either the business Property Access License, the tenant Property Access License, or both, as the case may be, in the form attached hereto as Exhibit F (or such other form as may be provided by UTOPIA).  In the event Service Provider offers residential Retail Services, Service Provider shall obtain from each Retail Subscriber such covenants as reasonably required by UTOPIA.

4.7

Service Readiness.  Within thirty (30) days of the Effective Date, UTOPIA shall provide Service Provider a plan, with dates reasonably acceptable to Service Provider, detailing the necessary steps to offer Retail Services.  The plan shall require UTOPIA and Service Provider to conduct a series of activities to test Service Provider’s: (a) technical ability to offer Retail Services through the Network; and (b) business and operational processes as they interface with the Network.  Service Provider shall complete all obligations described in the plan to allow the tests described in the plan to commence within four (4) months of the Effective Date.  The parties agree to commit sufficient staff and other resources necessary to achieving the plan.

ARTICLE V

PRICING AND PAYMENTS

5.1

Network Services.  In consideration of UTOPIA’s provision of the Network to be used by Service Provider for Retail Services, Service Provider shall pay to UTOPIA the prices and fees identified on the wholesale pricing schedule(s) as Exhibit “C.”  The fees shall be due and payable thirty (30) calendar days following Service Provider’s receipt of an invoice.  UTOPIA shall not increase prices listed on Exhibit “C” for during the Term and any Renewal Term; provided, however, that UTOPIA may, at its sole discretion, and at least one hundred twenty (120) days before the expiration of any Term or Renewal Term, provide Service Provider written notice of changes to the prices on Exhibit C to take effect during the next Renewal Term.  Service Provider’s obligation to pay UTOPIA is not contingent on whether Service Provider actually received payment for the services it provided to Retail Subscribers.  Service Provider is responsible for its own collection of accounts receivable, the non-collection of which shall not impute any liability to UTOPIA, nor relieve Service Provider of its obligations under this Agreement.

5.2

Local Fees.  Service Provider shall also pay to each Member where Service Provider is providing Retail Services, in the manner required by law, the actual or equivalent of applicable franchise fees, business license taxes, municipal telecommunications license taxes, E911 surcharges and other similar charges that Service Provider would have been required to pay if Service Provider were supplying Retail Services to Retail Subscribers within the Members’ boundaries cities without use of the Network, and Service Provider is lawfully permitted to impose such fees, taxes, and charges on Retail Subscribers.

5.3

Other Taxes and Fees.  Service Provider shall be solely responsible for the collection and remittance of all applicable federal, state and local taxes, including, without limitation, income taxes, sales taxes, privilege taxes, or universal service fees.

5.4

Failure to Pay.  If Service Provider fails to make any payments under this ARTICLE V when due, UTOPIA may, upon written notice to Service Provider, collect interest on unpaid amounts at the rate of one percent (1%) per month or such lesser amounts permitted by law until Service Provider is current on all payments.

5.5

Wholesale Pricing for Multi-year Retail Subscribers. Service Provider may request from UTOPIA, on a case by case basis for specific customers or within terms that have been agreed to in writing by both parties, long-term wholesale pricing for multi-year Retail Subscriber contracts. Within thirty (30) days of Service Provider entering into each such long-term Retail Subscriber contract, Service Provider shall provide UTOPIA written verification of each such contract.

5.6

Invoice Disputes.  If Service Provider disputes any charges on an invoice the Service Provider must provide, in writing to UTOPIA, information detailing the reason for the dispute within thirty (30) days within receiving the invoice from UTOPIA.  Dispute Credits, if approved by UTOPIA, will be applied and credited to the next invoice to Service Provider.

ARTICLE VI
MARKETING

6.1

Service Provider Marketing Efforts.  Throughout the term, and any renewal thereof, Service Provider shall use its best marketing efforts to aggressively promote its Retail Services and the Network to acquire Retail Subscribers, and to maintain good business relationships with Retail Subscribers.  Before the testing described in the plan in Section 4.7, Service Provider shall provide UTOPIA: (a) a written summary of its plan for marketing Retail Services on the Network; and (b) a non-binding twelve (12) month forecast of Retail Subscribers and Retail Services. Service Provider shall provide an updated non-binding forecast prior to the end of each calendar quarter during the term of this Agreement.

6.2

Network Service Claims. Service Provider shall not make any representations or statements regarding the Network that are inconsistent with representations or statements made in this Agreement.

6.3

Service Provider’s Use of UTOPIA’s Brand Name and/or Logo.  Service Provider may use UTOPIA’s brand name and/or logo in Service Provider’s marketing materials, advertisements and/or press releases, provided that such use shall be only as provided by UTOPIA, and in accordance with UTOPIA’s brand use guidelines that UTOPIA shall provide to Service Provider from time to time.  Service Provider shall request written consent for any press releases using UTOPIA’s brand name and/or logo before publication.  Such consent shall be granted with ten (10) business days and not unreasonably withheld.

6.4

Corporate Citizenship.  Service Provider agrees to participate in the local communities within UTOPIA’s geographical area through reasonable corporate donations of time, money or other resources to foster good local community relations.

6.5

Interaction with UTOPIA’s Executive Director.  At least twice a year, Service Provider’s President will meet in person with UTOPIA’s Executive Director and accompanying staff.

6.6

UTOPIA Marketing Efforts and Mutually Acceptable Press Releases.  During the term, and any extension thereof, UTOPIA shall have the right to advertise the existence of the Network, and to use Service Provider’s name in advertisements to disclose that Service Provider offers Retail Services on the Network.  UTOPIA shall request written consent from Service Provider for any press releases using Service Provider’s name before publication.  Such consent shall be granted within ten (10) business days and not unreasonably withheld.

6.7

Service Offerings.  Service Provider shall offer its Retail Services to all potential Retail Subscribers where the Network is available to Service Provider.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

7.1

UTOPIA’s Representations and Warranties.  UTOPIA represents and warrants to Service Provider as follows:

(a)

Authority.  UTOPIA is an interlocal cooperative agency organized  under the Interlocal Cooperation Act, Title 11, Chapter 13, Utah Code Annotated 1953, as amended, and possesses all requisite power and authority to enter into and to perform in accordance with the terms, covenants and conditions contained in this Agreement.

(b)

Restrictions.  The execution and delivery of this Agreement, any instrument or document required by this Agreement, and the consummation of the transactions contemplated by this Agreement will not violate any restriction contained in UTOPIA’s organizational documents, or any statute, ordinance, law, order, ruling, certificate or license, regulation, judgment or demand of any court, regulatory agency or other tribunal to which UTOPIA is subject.

(c)

Binding Obligation.  This Agreement, when duly executed by UTOPIA, shall constitute a valid, legal, and binding obligation of UTOPIA, and shall be enforceable in accordance with its terms.  The individual executing this Agreement on behalf of UTOPIA has been duly authorized to sign this Agreement.

(d)

Compliance with Government Requirements.  To the best of its knowledge, UTOPIA has not violated any rule, order or regulation issued by any government authority with respect to any license, permit, or franchise which may materially and adversely affect UTOPIA’s right or ability to execute, and perform in accordance with the terms of, this Agreement.

(e)

Proceedings.  To the best of its knowledge, no litigation or government proceeding is pending or threatened which might adversely affect this Agreement, the transactions contemplated by this Agreement, or UTOPIA’s rights under, or ability to perform pursuant to the terms of, this Agreement.

(f)

Financing Restrictions.  This Agreement does not violate any terms, covenants, conditions or restrictions in any mortgages, bonds and other indentures of UTOPIA.

(g)

Resources and Capacity.  UTOPIA possesses sufficient financial, managerial and technical capacity and resources to perform its obligations under this Agreement.

7.2

Service Provider’s Representations and Warranties.  Service Provider represents and warrants to UTOPIA as follows:

(a)

Authority.  Service Provider is incorporated and duly organized, validly existing and in good standing under the laws of the State of Utah, and possesses all requisite power and authority to enter into and to perform in accordance with the terms, covenants and conditions contained in this Agreement.

(b)

Restrictions.  The execution and delivery of this Agreement, any instrument or document required by this Agreement, and the consummation of the transactions contemplated by this Agreement will not violate any restriction contained in Service Provider’s organizational document, or any statute, ordinance, law, order, ruling, certificate or license, regulation, judgment or demand of any court, regulatory agency or other tribunal to which Service Provider is subject.

(c)

Binding Obligation.  This Agreement, when duly executed by Service Provider, shall constitute a valid, legal, and binding obligation of Service Provider, and shall be enforceable in accordance with its terms.  The individual executing this

Agreement on behalf of Service Provider has been duly authorized to sign this Agreement.

(d)

Resources and Capacity.  Service Provider possesses and shall at all times during the term, and any renewal thereof, maintain sufficient financial, managerial, and technical capacity and resources to perform its obligations under the terms of this Agreement.

(e)

Compliance with Government Requirements.  To the best of its knowledge, Service Provider has not violated any rule, order or regulation issued by any government authority with respect to any license, permit, or franchise which may materially and adversely affect Service Provider’s right or ability to execute, and perform in accordance with the terms of, this Agreement.

(f)

Proceedings.  To the best of its knowledge, no litigation or government proceeding is pending or threatened which might adversely affect this Agreement, the transactions contemplated by this Agreement, or Service Provider’s rights under, or ability to perform pursuant to the terms of, this Agreement.

(g)

Financing Restrictions.  This Agreement does not violate any terms, covenants, conditions or restrictions in any mortgages, bonds or other indentures of Service Provider.

7.3

Disclaimer of Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, UTOPIA MAKES NO WARRANTIES REGARDING THE NETWORK, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE NETWORK WILL OPERATE ERROR-FREE OR WITHOUT INTERRUPTION.

ARTICLE VIII
COVENANTS

8.1

Conduct of Business.  UTOPIA will install and support the Network in accordance with the Wholesale Service Specifications, will operate the Network in a safe manner, and will use its best efforts to comply in all material respects with applicable laws, regulations and government orders applicable to the Network and its operation.  Service Provider will use its best efforts to comply in all material respects with applicable laws, regulations and government orders applicable to Service Provider’s use of the Network to provide Retail Services.

8.2

Confidentiality.  Service Provider believes that the documents identified in this Section 8.2 constitute either or both trade secrets and commercial information as described in Section 63-2-304(1) and (2) of GRAMA.  The public disclosure of such documents can reasonably be expected to result in unfair competitive injury to Service Provider.  Pursuant to Section 63-2-308 of GRAMA, Service Provider submits this Section 8.2 as a concise statement of reasons supporting Service Provider’s claims of business confidentiality.  Based on Service Provider’s statement contained in this Section 8.2, UTOPIA hereby classifies the following types of information “protected” records under GRAMA, and shall not disclose such information, except as required under GRAMA:

(a)

Exhibits B, C, D, and E;

(b)

Any personally identifying information regarding Service Provider’s Retail Subscribers that receive Retail Services by means of the Network, including, without limitation, the Retail Subscribers’ names, addresses, telephone numbers and email addresses; and

(c)

Other records designated “protected” pursuant to Section 8.3(b).

8.3

GRAMA Compliance.

(a)

UTOPIA is subject to the disclosure requirements of GRAMA.  Except as otherwise provided in this Agreement, and specifically excluding the material listed in Sections 8.2, UTOPIA generally considers agreements, including this Agreement, contract documents and all accompanying material to be public and subject to disclosure.  A written claim of confidentiality and a concise written statement of reasons supporting the claim must accompany any material considered by Service Provider to be proprietary.  Blanket claims that this entire Agreement or entire contracts are confidential will be denied by UTOPIA.  UTOPIA cannot guarantee that any information will be held confidential.

(b)

In addition to the business confidentiality determination described in Section 8.2 of this Agreement, under Section 63-2-304 of GRAMA, Service Provider may make a claim that other records are subject to business confidentiality provisions.  Upon receipt of a request, UTOPIA will determine whether the material should be classified as public or protected, and will notify Service Provider of any determination not to classify such records as protected.  UTOPIA agrees to hold all information classified as protected in confidence and to protect it from public disclosure to the greatest extent permitted by Utah law; provided, however, that if UTOPIA’s classification is challenged, UTOPIA shall provide Service Provider written notice of such challenge and Service Provider shall be pay all costs, including attorney fees and court costs, in seeking to uphold such classification.

(c)

Service Provider is entitled under GRAMA to appeal an adverse determination regarding the classification of information.  UTOPIA is not required to notify Service Provider of a request for non-protected information, and will not consider a claim of business confidentiality unless Service Provider’s claim of business confidentiality is made on a timely basis and in accordance with GRAMA.

8.4

UTOPIA Confidentiality.  UTOPIA believes that all information pertaining to the Network, the Agreement, and Network information subsequently submitted to Service Provider by UTOPIA constitute trade secrets, are otherwise commercially sensitive, or relate to general security or public safety information.  Disclosure of such information can be reasonably expected to result in unfair injury to UTOPIA.  Service Provider shall not disclose any information pertaining to the Network, Network operations, Wholesale Service Specifications, the terms, covenants and conditions of the Agreement, without UTOPIA’s prior written authorization.

8.5

Use of Network.  UTOPIA shall only use the Network to provide Wholesale Services.

8.6

Privacy of Customer Information.  Service Provider and UTOPIA shall comply with all applicable federal, state, and local laws, regulations and ordinances regarding the protection and use of customer information.

8.7

Electronic Surveillance in Support of Law Enforcement.  The parties acknowledge that Service Provider and UTOPIA from time to time may be required to provide a Law Enforcement Agency (LEA) with the capability to conduct electronic surveillances on the Retail Subscribers.  Where UTOPIA is providing the underlying network facilities for on-net local voice calls between Service Provider’s customers on UTOPIA’s Network, UTOPIA agrees to provide Service Provider access to any necessary elements of its Network required to comply with federal, state and local electronic surveillance requirements; provided, however, that the implementation and provision of any such electronic surveillance with respect to the Retail Subscribers shall be Service Provider’s sole responsibility and implemented by Service Provider’s employees or agents, unless otherwise required by law or to fulfill Service Provider’s compliance with such law.  The Parties further agree no later than ninety (90) days after the Effective Date to document a method and procedure that fully sets forth the roles, responsibilities, methods, and procedures of the Parties for handling security and electronic surveillance issues related to the Retail Subscribers.  Service Provider shall be responsible for filing any and all reports with all applicable governmental agencies related to compliance with the provisions of this Section 8.7.  On those occasions when Service Provider receives a court order that requires the assistance of UTOPIA to capture or monitor on-net activity, and recognizing the non-disclosure obligations that may be contained therein, Service Provider shall advise the issuing authority that UTOPIA’s assistance is required and the issuing authority shall direct and serve the court order upon UTOPIA. If either UTOPIA or Service Provider receives an initial inquiry from the LEA, prior to the issuance of a court order, which will require the assistance of the other party to capture or monitor on-net activity, that Party shall request the LEA to name and serve both UTOPIA and Service Provider.

8.8

Quality of Service Standards.  Service Provider shall comply with the most restrictive of applicable federal, state, and local laws, regulations and ordinances regarding quality of service standards for all of its Retail Services to assure uniformity of service to all customers connected to the Network.

8.9

Damage or Destruction.  In the event any segment of the Network is damaged or destroyed, UTOPIA or Service Provider shall give immediate notice to the other party of the occurrence of the damage or destruction.  UTOPIA and Service Provider shall cooperate with each other to reroute or substitute services delivered by means of the affected portion of the

Network to allow for continued and least interrupted service to customers.  UTOPIA shall have sole repair obligation and shall use its best efforts to restore or reroute service as quickly as possible so that the use of the Network is minimally disrupted.

8.10

Service Provider Government Approvals.  Service Provider has all necessary government approvals to enter into and perform its obligations under this Agreement, and, if applicable, shall comply with all rules and regulations of the Utah Public Service Commission and the Federal Communications Commission.

8.11

UTOPIA Government Approvals.  UTOPIA has all necessary government approvals to enter into and perform its obligations under this Agreement, and, if applicable, shall comply with all rules and regulations of the Federal Communications Commission.

8.12

Insurance.  During the term of this Agreement, Service Provider and UTOPIA shall at all times, at their own cost and expense, procure and maintain insurance or some other type of comparable security as necessary to cover their respective duties assumed under this Agreement, including workers compensation, commercial general liability and property damage insurance, as well as such other insurance as may be required by law.  UTOPIA and Service Provider shall require their respective contractors, subcontractors and agents to maintain adequate insurance coverage to respond to the types and degree of risk posed by the work performed by such parties.  The Parties shall have the right to self-insure.

8.13

Regulatory Reporting Requirements.  UTOPIA will provide Service Provider all information and documents, within UTOPIA’s control, as necessary to permit Service Provider to comply with regulatory reporting requirements.

8.14

Cooperation With UTOPIA’s Asset Manager.  UTOPIA, at its sole discretion, may contract with a third party or parties (“Asset Manager”) to manage UTOPIA’s assets, including the Network.  Service Provider shall cooperate with UTOPIA’s Asset Manager with respect to the obligations hereunder.

ARTICLE IX
ASSIGNMENT AND SECURITY INTERESTS

9.1

UTOPIA Financings.  To finance Network construction, installation and operations, UTOPIA reserves the right to grant security interests in the Network to one or more third parties.  Service Provider, at the request of UTOPIA, shall execute such acknowledgments, subordinations and estoppel agreements as may be required in connection with UTOPIA’s financings.

9.2

Attornment.  In the event that title to the Network changes pursuant to Section 9.1, Service Provider’s obligations under this Agreement shall remain in force and in effect, and shall attorn to the benefit of the successor in title; provided, however, that any such successor in title maintains sufficient financial, managerial, and technical capacity and resources to perform its obligations under the terms of this Agreement, and such successor meets all of UTOPIA’s obligations and representations under this Agreement.

9.3

Assignment by Service Provider.  Service Provider shall have the right to assign or transfer its interest in this Agreement with UTOPIA’s prior written consent which shall not be unreasonably withheld, conditioned or delayed, provided that any assignee or transferee hereunder: (1) assumes all of Service Provider’s obligations under this Agreement; (2) holds all necessary government authorizations, certifications and permits to provide Retail Services in the State of Utah; and (3) in the reasonable judgment of UTOPIA, possesses sufficient financial, managerial and technical capacity to perform under the terms and conditions of this Agreement.  An assignment or transfer of Service Provider’s interest in this Agreement in violation of this Section 9.3, at UTOPIA’s option, shall be void, or, give UTOPIA, in its sole discretion the right to declare a termination event under Section 12.1 of this Agreement.

9.4

No Ownership Interest.  Service Provider has no ownership interest in the Network and shall not have the right to grant a security interest in or to transfer an interest in the Network to any creditor or third party.

ARTICLE X
LIABILITY AND INDEMNIFICATION

10.1

UTOPIA Indemnity.  UTOPIA shall indemnify, defend and hold harmless Service Provider, its officers, agents and employees of and from any claim, demand, lawsuit, or action of any kind for injury to or death of persons, including, but not limited to, Retail Subscribers, employees of UTOPIA or Service Provider, and damage or destruction of property, including, but not limited to, property of Retail Subscribers, UTOPIA or Service Provider, arising out of: (a) negligent or willful acts or omissions of UTOPIA, its agents, officers, directors, employees or contractors; (b) the exercise by UTOPIA of the privileges or rights given herein; and (c) the performance by UTOPIA of any of its obligations under this Agreement.  The obligation to indemnify shall extend to and encompass all costs incurred by Service Provider in defending such claims, demands, lawsuits or actions, including, but not limited to, attorney, witness and expert witness fees, and any other litigation related expenses.  UTOPIA shall pay any cost that may be incurred by Service Provider in enforcing this indemnity, including reasonable attorney fees.  UTOPIA’s obligations pursuant to this Section 10.1 shall not extend to claims, demands, lawsuits or actions for liability attributable to the negligence or willful action of Service Provider, its directors, officers, employees, contractors, successors or assigns.  Nothing in this Agreement shall be construed to limit UTOPIA’s rights under the Utah Governmental Immunity Act, Title 63, Chapter 30d, Utah Code Annotated, 1953, as amended.

10.2

Service Provider Indemnity.  Service Provider shall indemnify, defend and hold harmless UTOPIA, its officers, agents and employees of and from any claim, demand, lawsuit, or action of any kind for injury to or death of persons, including, but not limited to, Retail Subscribers, employees of Service Provider or UTOPIA, and damage or destruction of property, including, but not limited to, property of Retail Subscribers, Service Provider or UTOPIA, arising out of: (a) negligent or willful acts or omissions of Service Provider, its agents, officers, directors, employees or contractors; (b) the exercise by Service Provider of the privileges or rights given herein; and (c) the performance by Service Provider of any of its obligations under this Agreement.  The obligation to indemnify shall extend to and encompass all costs incurred by

UTOPIA in defending such claims, demands, lawsuits or actions, including, but not limited to, attorney, witness and expert witness fees, and any other litigation related expenses.  Service Provider shall pay any cost that may be incurred by UTOPIA in enforcing this indemnity, including reasonable attorney fees.  Service Provider’s obligations pursuant to this Section 10.1 shall not extend to claims, demands, lawsuits or actions for liability attributable to the negligence or willful action of UTOPIA, its directors, officers, employees, contractors, successors or assigns.

10.3

Intellectual Property Indemnity by UTOPIA.  UTOPIA shall indemnify, defend, and hold harmless Service Provider from and against any loss, cost, expense or liability arising out of a claim that Service Provider’s use, pursuant to the terms of this Agreement, of the Network infringes, misappropriates or otherwise violates the intellectual property rights of any third party.  UTOPIA will promptly inform Service Provider of any pending or threatened intellectual property claims relating to the Network of which UTOPIA is aware, and will provide Service Provider periodic and timely updates of such notification so that Service Provider receives maximum notice of any intellectual property risks that it may want to address.

10.4

Intellectual Property Indemnity by Service Provider.  Service Provider shall indemnify, defend, and hold harmless UTOPIA from and against any loss, cost, expense or liability arising out of a claim that Service Provider’s use of its own equipment, software, and the like used by Service Provider in connection with UTOPIA’s Network, infringes, misappropriates or otherwise violates the intellectual property rights of any third party.  Service Provider will promptly inform UTOPIA of any pending or threatened intellectual property claims relating to Service Provider’s use of its own equipment, software and the like used by Service Provider in connection with UTOPIA’s Network, of which Service Provider is aware, and will provide UTOPIA periodic and timely updates of such notification so that UTOPIA receives maximum notice of any intellectual property risks that it may want to address.  This indemnification shall only apply to intellectual property third party claims solely related to Service Provider’s equipment, software and the like and not related to intellectual property third party claims covering a combination of Service Provider’s equipment, software and the like with UTOPIA’s Network.  The parties will cooperate with each other in the defense of any third party claims covering a combination of Service Provider’s equipment, software and the like with UTOPIA’s Network.

10.5

No Consequential Damages; Direct Damages.  NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, NEITHER UTOPIA, SERVICE PROVIDER NOR THEIR RESPECTIVE AGENTS, EMPLOYEES, CONTRACTORS OR SUBCONTRACTORS SHALL BE LIABLE TO THE OTHER FOR INCIDENTAL, CONSEQUENTIAL, RELIANCE, SPECIAL, PUNITIVE OR INDIRECT DAMAGES ARISING OUT OF THIS TRANSACTION WHETHER BY REASON OF CONTRACT, INDEMNITY, STRICT LIABILITY, NEGLIGENCE, BREACH OF WARRANTY OR FROM BREACH OF THIS AGREEMENT, AND REGARDLESS OF WHETHER THE PARTIES KNEW OF THE POSSIBILITY THAT SUCH DAMAGES COULD RESULT, EACH PARTY HEREBY RELEASES THE OTHER PARTY OF SUCH CLAIMS.

(a)

NOTHING CONTAINED IN THIS SECTION 10.5 SHALL LIMIT UTOPIA’S OR SERVICE PROVIDER’S LIABILITY TO THE OTHER FOR (i) WILLFUL OR INTENTIONAL MISCONDUCT (INCLUDING NEGLIGENCE) OR (ii) BODILY INJURY, DEATH OR DAMAGE TO TANGIBLE REAL OR TANGIBLE PERSONAL PROPERTY PROXIMATELY CAUSED BY UTOPIA’S OR SERVICE PROVIDER’S NEGLIGENT ACT OR OMISSION OR THAT OF THEIR RESPECTIVE AGENTS, EMPLOYEES, CONTRACTORS OR SUBCONTRACTORS, NOR SHALL ANYTHING CONTAINED IN THIS SECTION 10.5 LIMIT THE PARTIES’ INDEMNIFICATION OBLIGATIONS, AS SPECIFIED IN THIS AGREEMENT.  FOR PURPOSES OF THIS SECTION, AMOUNTS DUE AND OWING TO SERVICE PROVIDER PURSUANT TO EXHIBIT “D” AND DUE AND OWING TO UTOPIA PURSUANT TO ARTICLE V SHALL NOT BE CONSIDERED TO BE INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE, PUNITIVE OR SPECIAL DAMAGES.

(b)

In the event of a breach of this Agreement that is not otherwise cured pursuant to Section 12.2, and subject to the indemnification obligations in this Agreement, the parties shall be liable to each other only for direct damages.  Service Provider and UTOPIA, respectively, shall be entitled to all monies due and owing pursuant to Exhibit “D” and ARTICLE V, without limitation. In all other events a Party’s aggregate liability for direct damages shall be limited to the lesser of (i) actual proven damages; or (ii) the average monthly Wholesale Services billing to Service Provider for the twelve (12) months preceding the party’s breach of this Agreement.

10.6

Waiver of Subrogation.  Each party hereby releases and waives all right of recovery against the other or anyone claiming through or under each of them by way of subrogation or otherwise with respect to the property insurance policies required by Section 8.12.  The foregoing release and waiver shall not apply to losses actually paid under such policies if the releasing party’s insurance policies do not contain provisions acknowledging such release and waiver.  Each party shall use its commercially reasonable efforts to secure such provisions in its policies. If either party self-insures losses to its property, the waiver of subrogation shall apply as if the party maintained an insurance policy covering loss or damage to its property.

10.7

Defense of Claims.  Either party, as the indemnifying party hereunder, shall have the right to defend the other by counsel of the indemnifying party’s selection reasonably satisfactory to the indemnified party, with respect to any claims within the indemnification obligations of this ARTICLE X.  UTOPIA and Service Provider shall give each other prompt notice of any asserted claims or actions indemnified against, shall cooperate with each other in the defense of any such claims or actions, and shall not settle any such claims or actions without the other party’s prior written consent.

10.8

Third Party Claims.  Except as set forth in Sections 10.1 and 10.1, nothing in this Agreement shall be construed to create rights in, or duties or liabilities to, or any standard of care with reference to, or to grant remedies to, any person or entity not a party to this Agreement.  By entering into this Agreement the parties do not hold themselves out as furnishing like or similar services to any other person or entity.

10.9

Limitation of UTOPIA Liability.  Service Provider shall have sole responsibility for the provision of Retail Services to its Retail Subscribers.  UTOPIA shall in no way be deemed to guarantee the adequacy of Service Provider’s Retail Services for such Retail Subscribers’ needs or requirements; subject, however, to UTOPIA meeting the quality and reliability specifications for the UTOPIA Network as specifically set forth in Exhibit “D.”

10.10

Applicability of Liability Limitations.  The waivers and disclaimers of liability, releases from liability, exclusive remedy provisions, and (except as expressly stated to the contrary therein) indemnity and hold harmless provisions expressed throughout this Agreement shall apply even in the event of the fault, negligence (in whole or in part), strict liability, or breach of contract of the party released or whose liability is waived, disclaimed, limited, apportioned or fixed by such exclusive remedy provision, or who is indemnified or held harmless, and shall extend to their respective affiliates and its and their respective partners, directors, officers, employees and agents.  Such provisions shall continue in full force and effect notwithstanding the completion, termination, suspension, cancellation or rescission of this Agreement, or termination of the rights and privileges granted by this Agreement.  No officer, director, employee, agent or other individual representative of either UTOPIA or Service Provider shall be personally responsible for any liability arising under this Agreement.

ARTICLE XI
FORCE MAJEURE

11.1

Excuse of Performance.  Notwithstanding anything in this Agreement to the contrary, neither party shall be liable or responsible for a delay or failure in performing its obligations (other than Service Provider’s obligations to make payments for Wholesale Services already provided by UTOPIA) under this Agreement caused by Force Majeure (as defined below).

11.2

Definition.  The term “Force Majeure” as used in this Agreement shall mean any cause beyond the reasonable control of UTOPIA or Service Provider, as applicable, or beyond the reasonable control of any of their respective contractors, subcontractors, suppliers or vendors, including without limitation:

(a)

Acts of God.  Acts of God, including, but not necessarily limited to, lightning, earthquakes, adverse weather of greater duration or intensity than normally expected for the job area and time of year, fires, explosions, floods, other natural catastrophes, sabotage, utility outages, terrorist acts, acts of a public enemy, acts of government or regulatory agencies, wars, blockades, embargoes, insurrections, riots or civil disturbances;

(b)

Labor Disputes.  Labor disputes, including, but not necessarily limited to, strikes, work slowdowns, work stoppages or labor disruptions, labor or material shortages, or delays or disruptions of transportation;

(c)

Court Orders.  Orders and judgments of any federal, state or local court, administrative agency or governmental body;

(d)

Change in Law.  The adoption of or change in any federal, state or local laws, rules, regulations, ordinances, permits or licenses, or changes in the interpretation of such laws, rules, regulations, ordinances, permits or licenses, by a court or public agency having appropriate jurisdiction after the Effective Date; or

(e)

Government Approvals.  Any suspension, termination, interruption, denial or failure to issue or renew by any government authority or other party having approval rights of any approval required or necessary hereunder for the construction, installation or operation of the Network or for either party to perform its obligations hereunder, except when such suspension, termination, interruption, denial or failure to issue or renew results from the negligence or failure to act of the party claiming the occurrence of an event of Force Majeure.

11.3

Continuance after Force Majeure Event.  If either UTOPIA or Service Provider cannot fulfill any of its obligations under this Agreement by reason of Force Majeure, such party shall promptly notify the other and shall exercise due diligence to remove such inability with all reasonable dispatch; provided, that nothing contained in this Section 11.3 shall be construed as requiring UTOPIA or Service Provider to settle any strike, work stoppage or other labor dispute in which it may be involved, or to accept any permit, certificate, license or other approval on terms deemed unacceptable to such party, or to enter into any contract or other undertaking on terms which the party deems to be unduly burdensome or costly. If the nature or duration of the Force Majeure event is such that either party is irreparably harmed to the extent that both parties agree that the affected party is unable to perform its obligations under this Agreement, then the affected party shall be held harmless and have the right to terminate this Agreement in accordance with ARTICLE XII.

ARTICLE XII
BREACH AND TERMINATION

12.1

Termination Events.  The occurrence and continuance of the following events may result in the termination of this Agreement, at the terminating party’s sole discretion, subject to this ARTICLE XII:

(a)

Breach or Default.  A material breach or a material default under the terms, covenants and conditions of this Agreement or under the Video Agreement by either UTOPIA or Service Provider, including, without limitation, the Service Provider’s failure to make payments pursuant to ARTICLE V when due, Service Provider’s failure to comply with Section 6.1.

(b)

Change in Law.  A change in any federal, state or local law, regulation or rule, or the issuance of an Order by the Federal Communication Commission, that materially impacts UTOPIA’s ownership or operation of the Network, or Service Provider’s use, or the terms for Service Provider’s use, of the Network.  Upon a party’s notice of termination under this Section 12.1(b), each party’s sole liability in such case is limited to meeting their respective obligations set forth in Section 12.3, as applicable, and as permitted under such change in law.

12.2

Right to Cure.  If the termination event is a breach or default described in Section 12.1(a), the non-defaulting party shall give written notice of such occurrence to the defaulting party.  The defaulting party shall be given a reasonable time to cure any breach or default as follows:

(a)

In the case of a monetary default for undisputed charges, the defaulting party shall have thirty (30) calendar days after receipt of written notice to effect a cure.

(b)

In the case of a nonmonetary default, the defaulting party shall have sixty (60) calendar days after receipt of written notice to effect a cure.  If the nonmonetary default cannot be corrected within such sixty (60) calendar day period, the defaulting party shall have an additional reasonable time in which to effect a cure, provided the defaulting party commences corrective action within the original sixty (60) calendar day period and thereafter diligently prosecutes the corrective action to completion.  If the defaulting party does not timely cure the breach or default within the time periods specified above, the non-defaulting party may elect to terminate this Agreement by providing written notice of such election to the defaulting party.

(c)

An uncured default under this Agreement shall constitute immediate cause for UTOPIA to terminate the Video Agreement.

12.3

Rights upon Termination.  Upon the termination of this Agreement, except as otherwise limited by this Section 12.3, the parties shall continue to abide by the terms of the Agreement, including the payment obligations set forth in ARTICLE V.  The termination period shall last a maximum period of four (4) months following the date of termination notice.  Service Provider shall have the right to use the Network to deliver Retail Services during the termination period only as necessary to continue service to existing Retail Subscribers until such Retail Subscribers are migrated to any alternative service provider.  Service Provider shall use best commercial efforts to transition its Retail Subscribers to another service provider using the Network, if available, within two (2) months after the date of termination notice.  Following the two (2) month period after the date of termination notice, UTOPIA may directly contact Service Provider’s Retail Subscribers to inform them of alternative service providers for Retail Services, and UTOPIA may take such other reasonable actions that may be necessary to prevent service disruptions to Retail Subscribers as a result of the termination of this Agreement.

ARTICLE XIII
MISCELLANEOUS

13.1

Final Agreement – Counterparts.  This Agreement and the Video Agreement shall constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof, and shall supersede all offers, negotiations and other agreements with respect thereto.

Any amendment to this Agreement must be in writing and executed by the authorized representatives of each Party. This Agreement may be executed in any number of counterparts and by each of the Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.  Any signature page of this Agreement may be detached from any counterpart and reattached to any other counterpart hereof.  The facsimile transmission of a signed original of this Agreement or any counterpart hereof and the retransmission of any signed facsimile transmission hereof shall be the same as delivery of an original.

13.2

Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of UTOPIA, Service Provider and their respective successors and assigns.

13.3

Waivers.  The failure by either party at any time or times hereafter to require strict performance by the other of any of the undertakings, agreements or covenants contained in this Agreement shall not waive, affect or diminish any right of either party to demand strict compliance and performance therewith.  None of the undertakings, agreements or covenants of the parties under this Agreement shall be deemed to have been waived unless such waiver is evidenced by an instrument in writing signed by the party to be charged specifying such waiver.

13.4

Notices.  Unless otherwise specifically provided in this Agreement, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by courier or United States certified mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or telex, or five (5) days after deposit in the United States mail, with postage prepaid and properly addressed, as follows:

If to UTOPIA, to:

UTOPIA Executive Director

2175 South Redwood Road

West Valley City, Utah 84119

Telephone No. (801) 990-5450

Facsimile No. (801) 908-7225

With a copy to:

UTOPIA General Counsel

Attn: David J. Shaw

Kirton & McConkie, P.C.

Pinehurst Business Park

518 West 800 North, Suite 204

Orem, Utah 84057

Telephone No. (801) 426-2100

If to Service Provider, to:

Robert A. Bryson

Connected Lyfe

912 W. Baxter Drive

South Jordan, Utah 84095

Such addresses may be changed by notice to the other party given in the same manner as above provided.

13.5

Severability.  If any term or provision of this Agreement shall, to any extent, be determined by a court of competent jurisdiction to be void, voidable or unenforceable, such void, voidable or unenforceable term or provision shall not affect any other term or provision of this Agreement.

13.6

Interpretation.  Whenever the context shall require, the plural shall include the singular, the whole shall include any part thereof, and any gender shall include both other genders.  The article, section and paragraph headings contained in this Agreement are for purposes of reference only and shall not limit, expand or otherwise affect the construction of any provisions hereof.  All references in this Agreement to articles, sections and paragraphs, unless expressly noted otherwise, are to articles, sections and paragraphs contained in this Agreement.  Unless the context requires otherwise, references in this Agreement to “party” shall be to either UTOPIA or Service Provider, as applicable, and references to “parties” shall be to both UTOPIA and Service Provider.

13.7

Independent Contractor Status.  UTOPIA and Service Provider reserve no control whatsoever over the employment, discharge, compensation of or services rendered by the employees or contractors of each other.  Nothing in this Agreement shall be construed as inconsistent with the foregoing independent status and relationship or as creating or implying a partnership or joint venture between UTOPIA and Service Provider.

13.8

Governing Law.  This Agreement shall be governed by the laws of the State of Utah.

13.9

Jurisdiction and Venue.  For all litigation which may arise with respect to this Agreement, the parties irrevocably and unconditionally submit to the non-exclusive jurisdiction and venue (and waive any claim of forum nonconveniens) of the United States Federal District Court for the District of Utah if in federal court or the Third District Court of the State of Utah if in state court.  For judgment collection purposes only, the parties further consent to the jurisdiction of any state court located within a district which encompasses assets of a party against which a judgment has been rendered for the enforcement of such judgment or award against the assets of such party.

13.10

Commissions.  No brokerage, finder’s or other fee, commission or compensation shall be paid by either party in connection with the transaction contemplated by this Agreement.  The parties shall indemnify and hold each other harmless (including attorney fees and costs) from and against any and all claims for brokerage and finder’s fees or commissions which may be asserted against the other based on the actions or omissions of the indemnifying party.

13.11

Costs.  Except as otherwise set forth in this Agreement, each party shall be responsible for its own costs, including legal fees, incurred in negotiating and finalizing this Agreement.

13.12

Construction and Interpretation.  The language in all parts of this Agreement shall in all cases be construed simply, as a whole and in accordance with its fair meaning and not strictly for or against any party.  The parties hereto acknowledge and agree that this Agreement has been negotiated by the parties and has been the subject of arm’s length and careful negotiation over a considerable period of time, that each party has been given the opportunity to independently review this Agreement with legal counsel, and that each party has the requisite experience and sophistication to understand, interpret and agree to the particular language of the provisions hereof.  Accordingly, in the event of an ambiguity in or dispute regarding the interpretation of this Agreement, this Agreement shall not be interpreted or construed against the party preparing it.

13.13

Immunity Act. UTOPIA retains all of its rights and immunities under the Immunity Act.

13.14

Attorney Fees.  If either party defaults in any of the covenants or agreements contained herein, the defaulting party shall pay all costs and expenses, including reasonable attorney fees and costs, incurred by the non-defaulting party to protect its rights hereunder, regardless of whether an action is commenced or prosecuted to judgment.

13.15

Survival.  In the event of termination or upon expiration of this Agreement, at least Sections 5.1, 5.2, 5.3, 5.4, 8.2, 8.3, 8.4, 9.1, 9.2, 13.4, 13.5, 13.6, 13.8, 13.8, 13.12, 13.13, 13.14 and ARTICLE X hereof will survive and continue in full force and effect.

 (Signature page to follow)

ENTERED INTO as of the Effective Date written above.

UTOPIA:

/s/ Kirt Sudweeks

Kirt Sudweeks, Acting Executive Director

ATTEST:

/s/

Secretary

APPROVED AS TO FORM:

_________________________________

UTOPIA Special Counsel

APPROVED AS TO FINANCES:

/s/Kirt Sudweeks

UTOPIA Chief Financial Officer

APPROVED AS TO CONTENT:

________________________________

Charles Stamper

CONNECTED LYFE, INC.:

/s/Robert Bryson

Name: Robert Bryson

Title: Chief Executive Officer

ACKNOWLEDGEMENT

State of Utah

)

:ss

County of Salt Lake

                          )

On this 2 day of April, 2010, personally appeared before me, Robert Bryson, whose identity is personally known to me or proved to me on the basis of satisfactory evidence, and who affirmed to be the CEO of Connected Lyfe, a Utah corporation, and that said document was signed in behalf of said company by authority of its bylaws, a Resolution of its Board of Directors, or other applicable authorization, and acknowledged to me that said corporation executed the same.

/s/Kellie Jeffrey

Notary Public

List of Exhibits

“A”

UTOPIA Members

“B”

Retail Services

“C”

Wholesale Pricing Schedule(s)

“D”

UTOPIA Service Level Agreements

“E”

Service Provider Service Level Agreements

“F”

Property Access License